Exhibit 3.1

Amendment to Third Amended and Restated Bylaws of American Airlines Group Inc.
Effective January 31, 2023
Article II, Section 6(b) of the Third Amended and Restated Bylaws of American Airlines Group Inc. (the “Bylaws”) is hereby amended and supplemented by adding the following sentence to the end thereof:
“Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board of Directors.”
Article III, Section 2(e) of the Bylaws is hereby amended and supplemented by adding the following sentences to the end thereof:
“Notwithstanding the foregoing provisions of this Article III, Section 2, unless otherwise required by law, (i) no Nominating Person shall solicit proxies in support of director nominees other than the Corporation’s nominees unless such Nominating Person has complied with Rule 14a-19 promulgated under the Exchange Act in connection with the solicitation of such proxies, including the provision to the Corporation of notices required thereunder in a timely manner and (ii) if any Nominating Person (1) provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act and (2) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) promulgated under the Exchange Act, including the provision to the Corporation of notices required thereunder in a timely manner, or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such Nominating Person has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act in accordance with the following sentence, then the Corporation shall disregard any proxies or votes solicited for the Nominating Person’s candidates. If any Nominating Person provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such Nominating Person shall deliver to the Corporation, no later than seven (7) business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.”
Article III, Section 8(f)(iv) of the Bylaws is hereby amended and supplemented by adding the following clause at the beginning thereof:
“(A) As provided in Article III, Section 2(e), Rule 14a-19 promulgated under the Exchange Act, and (B)”